Exhibit 12

THE ALLSTATE CORPORATION

COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

(in millions)	Three months ended March 31,				For the Year ended December 31,
	2007		2006		2006		2005		2004		2003		2002
1. Income from operations before income tax, dividends on preferred securities, and cumulative effect of change in accounting principle, after-tax	$2,186		$2,056		$7,178		$2,088		$4,586		$3,571		$1,540

Fixed Charges:

2. Interest on indebtedness	$72		$81		$357		$330		$308		$275		$278

3. Interest factor of annual rental expense	9		10		38		37		41		43		43

4. Total fixed charges (2+3)	$81		$91		$395		$367		$349		$318		$321

5. Dividends on preferred securities of subsidiary trusts	—		—		—		—		—		8		15

6. Total fixed charges and dividends on redeemable preferred securities (4+5)	$81		$91		$395		$367		$349		$326		$336

7. Income from continuing operations before income taxes and fixed charges (1+4)	$2,267		$2,147		$7,573		$2,455		$4,935		$3,889		$1,861

8. Ratio of earnings to fixed charges, excluding interest credited to contractholder funds (A) (B) (7/6)	28.0	X	23.6	X	19.2	X	6.7	X	14.1	X	11.9	X	5.5	X

9. Interest credited to contractholder funds	$649		$620		$2,609		$2,403		$2,001		$1,846		$1,764

10. Total fixed charges including dividends on redeemable preferred securities and interest credited to contractholder funds (6+9)	$730		$711		$3,004		$2,770		$2,350		$2,172		$2,100

11. Income from continuing operations before income taxes and fixed charges including interest credited to contractholder funds (1+4+9)	$2,916		$2,767		$10,182		$4,858		$6,936		$5,735		$3,625

12. Ratio of earnings to fixed charges (11/10)	4.0	X	3.9	X	3.4	X	1.8	X	3.0	X	2.6	X	1.7	X

(A)

The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.

(B)

In this presentation, interest credited to contractholder funds is excluded to promote transparency and allows users of this exhibit to quantify the impact of interest credited to contractholder funds on the ratio of earnings to fixed charges.

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